     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 2002

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                   DYAX CORP.

             (Exact name of registrant as specified in its charter)

            DELAWARE                                                  04-3053198
 (State or other jurisdiction of                                   (I.R.S. Employer
 incorporation or organization)                                 Identification Number)

                             300 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-5500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 HENRY E. BLAIR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   DYAX CORP.
                             300 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-5500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   COPIES TO:
                          NATHANIEL S. GARDINER, ESQ.
                               PALMER & DODGE LLP
                             111 HUNTINGTON AVENUE
                        BOSTON, MASSACHUSETTS 02199-7613
                                 (617) 239-0100
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE          AGGREGATE             AMOUNT OF
    SECURITIES TO BE REGISTERED          BE REGISTERED       PER UNIT(1)(2)     OFFERING PRICE(1)(2)   REGISTRATION FEE
Common Stock, $.01 par value per
  share(3)..........................       5,000,000              $3.68             $18,400,000             $1,693

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices for the common stock on the Nasdaq National Market on April 18, 2002.

(3) Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                              DATED APRIL 24, 2002

                                   DYAX CORP.
                                5,000,000 SHARES
                                  COMMON STOCK

                               ------------------

    We may offer to the public shares of our common stock from time to time in one or more issuances.

    This prospectus provides you with a general description of our common stock. Each time we sell shares of our common stock we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 16 of this prospectus before you make your investment decision.

    Our common stock trades on the Nasdaq National Market under the symbol
"DYAX."

                            ------------------------

  INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 2.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                            ------------------------

                       Prospectus dated            , 2002

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Risk Factors................................................      2
Special Note Regarding Forward-Looking Statements...........     12
Description of Common Stock.................................     13
Use of Proceeds.............................................     14
Plan of Distribution........................................     14
Legal Matters...............................................     16
Experts.....................................................     16
Where You Can Find More Information.........................     16

NOTE REGARDING TRADEMARKS

    Dyax and the Dyax logo are registered trademarks of Dyax Corp. Biotage is a trademark of Biotage, Inc., our subsidiary. All other trademarks or service marks appearing in this prospectus and the documents we incorporate by reference are the property of their owners.

                                   DYAX CORP.

    We are a biopharmaceutical company principally focused on the discovery, development and commercialization of therapeutic products. Two of our product candidates are in early stage clinical trials and we are preparing to begin clinical trials for one of these candidates in a second indication. We also have a number of other research and development programs. Our focus is on protein, peptide and antibody-based drugs.

    We use a proprietary and patented method, known as phage display, in a variety of ways, including:

    - identifying a broad range of compounds with potential for the treatment of various diseases;

    - building a broad portfolio of product candidates that we plan to develop and commercialize either ourselves or with others; and

    - identifying compounds that can be used in therapeutics, diagnostic imaging, the development of research reagents, and in purifying and manufacturing biopharmaceuticals and chemicals.

    We believe that our phage display technology can assist in rapidly and cost-effectively determining the potential medical uses of newly discovered proteins and genes and facilitate subsequent discovery of biopharmaceutical product candidates. Given the quantity of genetic information made available by the mapping of the human genome, we believe that the advantages of our technology over other technologies should increase in importance. We believe that phage display can have the greatest potential impact on our business through our discovery of proprietary biopharmaceuticals. Although we will continue to seek collaborators to co-develop the product candidates in our portfolio, we expect to fund a substantial portion of such development ourselves.

    We are further leveraging our phage display technology through collaborations and licenses that are structured to generate revenues through research funding, license fees, technical and clinical milestone payments and royalties.

    Through our subsidiary, Biotage, Inc., we develop, manufacture and sell systems and products that are used in laboratories and pharmaceutical manufacturing to separate molecules in liquid mixtures through a process known as liquid chromatography, or chromatography separations. We are a leading developer, manufacturer and supplier of chromatography separations systems that use disposable cartridges to separate and thereby purify pharmaceuticals being produced for research or clinical development.

    Our goal is to become a fully integrated biopharmaceutical company. We use our phage display technology to discover and develop novel products aimed at addressing unmet medical needs. We expect to maximize the value of our phage display technology primarily by pursuing internal product discovery and development programs. Our business model is to augment this value creation through a combination of collaborative arrangements to discover therapeutic products for others and to exploit our technology in non-core areas, such as separations, diagnostic imaging and research reagents and through our patent licensing program.

    The address of our principal executive office is 300 Technology Square, Cambridge, Massachusetts 02139 and our telephone number there is
(617) 250-5500.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ AND CAREFULLY CONSIDER THE FACTORS DESCRIBED BELOW, AS WELL AS OTHER INFORMATION WE INCLUDE OR INCORPORATE BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT.

RISKS RELATING TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT ADDITIONAL OPERATING LOSSES.

    We have incurred operating losses since our inception in 1989. As of December 31, 2001, we had an accumulated deficit of approximately
$84.0 million. We expect to incur substantial additional operating losses over the next several years as our research, development, preclinical testing and clinical trial activities increase. We have not commercialized any therapeutic products, either ourselves or with others, that have generated revenues from final product sales, and we do not expect any of our product candidates to generate significant product revenues for the next several years. Even if our research and development efforts eventually generate revenues from sales of therapeutic products, those revenues may not fully offset the expenses of our efforts. In addition, obtaining regulatory approvals to market therapeutic products is a long and arduous process and we cannot predict when, if ever, we will receive such approvals. We generate revenue from collaborators through research and development funding and through license and maintenance fees that we receive in connection with the licensing of our phage display technology. We expect to continue to be dependent upon revenue generated from our collaborative arrangements and our licensing efforts over the next several years.

    To date, our chromatography separations products business has not been profitable. For sales of our separations business to increase, we must expand the market penetration of our existing products as well as develop new products, which are still in the early stages of development.

    To date, we have received revenues principally from:

    - sales of chromatography separations systems and products;

    - research and development funding received from our collaborators; and

    - milestone payments and signing and maintenance fees paid by licensees of our phage display technology.

    To become profitable, we must:

    - fully develop and commercialize biopharmaceuticals;

    - establish additional collaborative arrangements; and

    - achieve greater market penetration for our chromatography separations products.

WE MAY BE UNABLE TO RAISE THE CAPITAL THAT WE WILL NEED TO SUSTAIN OUR
OPERATIONS.

    We expect that our existing resources will be sufficient to fund our operations through 2002. We may, however, need to raise additional funds before then. We will need additional funds if our cash requirements exceed our current expectations or if we generate less revenue than we expect.

    Our future capital requirements will depend on many factors, including:

    - the progress of our drug discovery development program using phage display;

    - our ability to develop and commercialize our product candidates;

    - maintaining our existing collaborative and license arrangements and entering into additional ones;

    - the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborators and licensees;

    - sales of chromatography separations products;

    - our decision to manufacture some of our products;

    - competing technological and market developments;

    - costs of defending our patents and other intellectual property rights; and

    - the amount and timing of additional capital equipment purchases.

    We also may seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all or we may not be able to enter into additional collaborative arrangements. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

OUR BIOPHARMACEUTICAL OR DIAGNOSTIC PRODUCT CANDIDATES MUST UNDERGO RIGOROUS CLINICAL TRIALS AND REGULATORY APPROVALS, WHICH COULD SUBSTANTIALLY DELAY OR PREVENT THEIR DEVELOPMENT OR MARKETING.

    Any biopharmaceutical or diagnostic product we develop will be subject to rigorous clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration. This approval process is typically lengthy and expensive, and approval is never certain. Positive results from preclinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We may not be able to conduct clinical trials at preferred sites, enroll sufficient patients or begin or successfully complete clinical trials in a timely fashion, if at all.

    We expect to enter into contractual arrangements with collaborators and third parties to conduct clinical trials on our behalf. Any failure of these collaborators or third parties to perform may delay or terminate the trials.

    Because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include:

    - we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

    - we have limited experience in conducting the clinical trials necessary to obtain regulatory approval; and

    - data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

    Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. In addition, our or our collaborators' failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

BECAUSE WE CURRENTLY LACK THE RESOURCES, CAPABILITY AND EXPERIENCE NECESSARY TO MANUFACTURE BIOPHARMACEUTICALS, WE WILL DEPEND ON THIRD PARTIES TO PERFORM THIS FUNCTION, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMMERCIALIZE ANY BIOPHARMACEUTICALS WE MAY DEVELOP.

    We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals. We also lack the resources, capability and experience necessary to manufacture biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceuticals. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue to us.

    Because our existing contract manufacturer is limited in its current ability to produce products on a scale necessary for commercialization, we may incur substantial expenses to contract with others to manufacture products or we may experience delays in bringing larger scale facilities on line. To date we have identified only a few facilities that are capable of producing material for preclinical and clinical studies and we cannot assure you that they will be able to supply sufficient clinical materials during the clinical development of our product candidates. We will also be dependent on contract manufacturers to produce and test any biopharmaceuticals that are approved for market.

WE LACK EXPERIENCE IN CONDUCTING CLINICAL TRIALS, REGULATORY PROCESSES, AND CONDUCTING SALES AND MARKETING ACTIVITIES, ANY OR ALL OF WHICH MAY ADVERSELY IMPACT OUR ABILITY TO COMMERCIALIZE ANY BIOPHARMACEUTICALS THAT WE MAY DEVELOP.

    We have begun the process of hiring experienced clinical development, regulatory, and marketing staff to develop and supervise clinical trials, regulatory processes, and sales and marketing activities. However, we will remain dependent upon third party contract research organizations to carry out most of our clinical and preclinical research studies for the foreseeable future. While we will seek to establish contracts with experienced, resourceful contractors who can carry out these activities efficiently, effectively, and quickly, we cannot assure that these third party contractors will perform as expected and required. Any failure to perform adequately may cause delays in one or more products and might lead to a failure to gain regulatory approval.

    Similarly, we may be unable to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms. For certain products, we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful or the product may not be approved.

    As a result we may experience delays in the commercialization of our biopharmaceuticals and we may be unable to compete effectively.

WE DEPEND ON THE EXPERTISE, EFFORT, PRIORITIES AND CONTRACTUAL OBLIGATIONS OF OUR COLLABORATORS; ANY CHANGES IN OUR COLLABORATORS' BUSINESS DIRECTION OR PRIORITIES OR DEFAULTS IN THEIR OBLIGATIONS MAY HAVE AN ADVERSE IMPACT ON OUR RESEARCH REVENUES AND ULTIMATELY OUR LICENSE REVENUES AND EXPENSES.

    We depend on the expertise, effort, priorities and contractual obligations of our collaborators to realize revenues from our phage display technology. However, our collaborators:

    - are not obligated under our collaborative arrangements to develop or market product candidates discovered using our phage display technology;

    - may pursue alternative technologies or develop competing products;

    - control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

    - may terminate their collaborative arrangements with us under specified circumstances with short notice; and

    - may disagree with us as to whether a milestone or royalty payment is due under the terms of our collaborative arrangements.

    The termination of a significant number of our existing collaborative arrangements or our inability to enter into other collaborative arrangements would reduce our research revenues and our potential for royalties and milestone payments.

WE AND OUR COLLABORATORS MAY NOT BE ABLE TO GAIN MARKET ACCEPTANCE OF OUR BIOPHARMACEUTICALS, WHICH COULD ADVERSELY AFFECT OUR REVENUES.

    We cannot be certain that any of our biopharmaceutical candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical and diagnostic products and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

    - their clinical efficacy and safety;

    - their cost-effectiveness;

    - their potential advantage over alternative treatment methods;

    - their marketing and distribution support;

    - reimbursement policies of government and third-party payors; and

    - market penetration and pricing strategies of competing and future products.

    If our products do not achieve significant market acceptance, our revenues could be adversely affected.

COMPETITION AND TECHNOLOGICAL CHANGE MAY MAKE OUR POTENTIAL PRODUCTS AND TECHNOLOGIES LESS ATTRACTIVE OR OBSOLETE.

    We compete with major pharmaceutical and biotechnology companies that are pursuing forms of treatment or prevention for the diseases that we target. Many of our competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities. Other companies may succeed in developing products earlier than we do, obtaining regulatory approval for products more rapidly than we do, or developing products that are more effective or less costly than those we develop.

    For our DX-88 product candidate, our competitors for the treatment of hereditary angiodema (HAE) include Aventis Behring and Baxter Healthcare, which currently market plasma-derived C1 esterase inhibitor products, which are approved for the treatment of HAE in Europe. In addition, other competitors would be companies seeking to develop recombinant C1 inhibitors, and companies that market and develop corticosteroid drugs or other anti-inflammatory compounds. Bayer currently markets aprotinin, which is indicated for reduction of blood loss in patients undergoing cardiopulmonary bypass during cardiopulmonary bypass graft surgery. A number of companies, including Alexion, are developing additional products to reduce the complications of cardiopulmonary bypass.

    For our DX-890 product candidate, our competitors in the development of treatments for cystic fibrosis include Genentech, Genzyme, Xoma and Biogen. A number of other companies are also developing neutrophil elastase inhibitors for broader indications. These include Inhale Therapeutic

Systems, Aventis, Medea Research, Cortech, Inc., Roche, Ono, Eli Lilly, Lexin, SuperGen, Teijin, GlaxoSmithKline, Arriva, Sanofi-Synthelabo, and Ivax.

    For potential oncology product candidates coming out of our biopharmaceutical discovery and development programs, competitors could include Bristol-Meyers Squibb, Pfizer, GlaxoSmithKline, Genentech, Pharmacia, Wyeth and numerous other pharmaceutical and biotechnology companies.

    In addition, most large pharmaceutical companies seek to develop orally available small molecule compounds against many of the targets for which we and others are seeking to develop protein, peptide, and/or antibody products.

    Our phage display technology is one of several technologies available for use in drug discovery. The primary technologies that compete with our phage display technology include combinatorial chemistry, single target high throughput screening and hybridoma technology. Our business depends significantly on the competitive position of phage display technology. If competing technologies obtain broader market acceptance or technologies superior to phage display are developed, our business would be adversely affected. We are aware of several pharmaceutical and biotechnology companies that use in their operations combinatorial chemistry, single target high throughput screening or peptide, antibody technologies to identify molecules that bind to a desired target. In addition, a number of companies are in the business of providing access to these technologies and performing research for other companies. For example, Cambridge Antibody Technology Group plc, Morphosys AG and Crucell, all of which are patent licensees of ours, provide research services in the field of phage display. In addition, these four companies, as well as Abgenix, Inc., Medarex, Inc., Genmab and Protein Design Labs, Inc. provide antibody services. Biosite Diagnostics, Inc., also a licensee of ours, has partnered with Medarex, Inc. to combine phage display technology with transgenic mouse technology to create antibody libraries derived from the RNA of immunized mice. Other companies, including Phylos, Diversys and Novagen, are also attempting to develop new antibody engineering technology.

    In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions which may prevent us from successfully commercializing our products.

    Our chromatography separations business competes in mature markets with several companies that manufacture, market and sell chromatography separations and purification systems. We face active competition from other suppliers of separations products. The principal competitors in our existing product markets include Nova Sep, Isco, Inc. and Gilson, Inc., some of which also have long-term relationships with our existing customers. Our principal competitor in the chromatography separations system and cartridge market is Isco, Inc. In addition, many therapeutic and diagnostic product manufacturers have traditionally assembled their own chromatography systems. As a result, any future innovative separations products that we develop may not become accepted in the marketplace.

OUR SUCCESS DEPENDS SIGNIFICANTLY UPON OUR ABILITY TO OBTAIN AND MAINTAIN INTELLECTUAL PROPERTY PROTECTION FOR OUR PRODUCTS AND TECHNOLOGIES.

    We face risks and uncertainties related to our intellectual property rights. For example:

    - we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

    - third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; or

    - our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

    Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we may be unable to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights, whether by licensing or any invalidity of our patents or otherwise, would negatively affect our research and revenues.

    In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

    Other parties have patents and pending applications to various products and methods related to phage display and may obtain additional patents in the future. From time to time we learn of issued patents which may cover our product development activities as well as commercialization of potential future products. To date, we have filed oppositions against two European patents in the general field of phage display. In the first of these oppositions, the Opposition Division revoked a patent issued to Acambis Research Limited. An appeal of this decision is pending. In the second opposition, the Opposition Division maintained a patent issued to Cambridge Antibody Technology Group, plc. We intend to appeal that decision. We do not believe these European patents cover any of our present activities, but we cannot predict whether the claims in these patents may, in their current or future form, cover our future activities or the activities of our collaborators and licensees. We may file other oppositions in the future.

    Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights covering those processes or products. There are several companies that have patents relating to phage display, including for example, Applied Molecular Evolution, Biosite, Xoma, Morphosys, Cambridge Antibody Technology Group, plc and Genentech. Third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In order for us to commercialize a process or product, we may need to license the patent rights of other parties. We are aware of certain patents for which we may need to obtain licenses to commercialize some of our products and technologies. If a third party does not offer us a needed license or offers us a license only on terms that are unacceptable, we may be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under their agreement with us, we might lose future milestone payments and royalties. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products.

    We seek affirmative rights of license or ownership under existing patent rights relating to phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a negative effect on our business.

PROCEEDINGS TO OBTAIN, ENFORCE OR DEFEND PATENTS AND TO DEFEND AGAINST CHARGES OF INFRINGEMENT ARE TIME CONSUMING AND EXPENSIVE ACTIVITIES. UNFAVORABLE OUTCOMES IN THESE PROCEEDINGS COULD LIMIT OUR PATENT RIGHTS AND OUR ACTIVITIES, WHICH COULD MATERIALLY AFFECT OUR BUSINESS.

    Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the U.S. Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

    In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, two companies filed oppositions in late 1997 against the only phage display patent that the European Patent Office issued to us to date. A hearing on these oppositions was held April 6, 2000 and our patent was revoked. We have appealed this decision to the European Patent Office's Technical Board of Appeals. This appeal suspends the Opposition Division's decision and reinstates our patent pending the decision of the Technical Board. Although we will be able to enforce this patent during the appeal, any infringement action we file will likely be stayed pending the results of the appeal. Oral proceedings are scheduled before the Technical Board in our appeal on July 2, 2002. The decision of the Technical Board will be final. We also have two other patent applications related to our phage display technology pending in the European Patent Office. During the continued prosecution of these applications, the Examining Division will consider the grounds on which the Opposition Division revoked our first patent taken together with the Technical Board's decision on our appeal. We may not be successful in overturning the Opposition Division's decision or in obtaining allowance of our other patent applications. We will not be able to prevent other parties from using our phage display technology in Europe if we are not successful in the reinstatement of our first European patent or if the European Patent Office does not grant us another patent that we can maintain after any opposition.

    We may need to resort to litigation to enforce any patent issued to us. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that the use of our technology infringes these patents. For example, we are engaged in a United States court proceeding brought by George Pieczenik and I.C. Technologies America, Inc. alleging infringement of three patents. A claim construction hearing was held on December 13, 2001. We are awaiting a decision. After the court construes the claims asserted against us by the plaintiffs, the court will determine whether or not our activities infringe these claims and if these claims are valid and enforceable. We could incur substantial costs in connection with any litigation or patent proceeding and our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

OUR REVENUES AND OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND WE EXPECT THIS TO CONTINUE IN THE FUTURE.

    Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results will depend on:

    - the timing of our increased research and development expenses;

    - the establishment of new collaborative and licensing arrangements;

    - the timing and results of clinical trials;

    - the development and marketing programs of current and prospective collaborators;

    - the completion of certain milestones; and

    - the timing of customer purchases of larger separations equipment systems.

    If the revenues we receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

IF WE LOSE OR ARE UNABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, THEN WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS OR PROCESSES.

    We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented. We do not have employment agreements with any of our key employees other than Robert Ladner, Scott Chappel and Stephen Galliker.

WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH.

    We may be unable to manage our growth and expansion, and our failure to do so may slow our growth rate or give rise to inefficiencies that would increase our losses. Our ability to manage our operations and growth effectively depends upon the continual improvement of our operational, financial and management controls, reporting systems and procedures.

WE CURRENTLY DEPEND ON ONE SUPPLIER FOR A KEY COMPONENT IN OUR SEPARATIONS PRODUCTS, AND IF WE LOSE THAT SUPPLIER WE COULD EXPERIENCE DELAYS IN THE PRODUCTION AND SHIPMENT OF OUR SEPARATIONS PRODUCTS, WHICH WOULD ADVERSELY IMPACT OUR SEPARATIONS PRODUCT SALES REVENUES.

    We manufacture our chromatography separations products using compounds and separations media manufactured by third parties. We currently purchase a significant percentage of the silica that we use as separations media in our prepacked disposable separations cartridges and other separations products from Chemie Uetikon, a major bulk producer of silica located in Zurich, Switzerland. While we have arranged to obtain separations media from alternative sources of supply at prices and on terms and conditions substantially similar to those in the agreement with our current supplier, any interruption in our source of supply could slow production and delay shipments to our customers, which would adversely impact our separations product sales revenues. To date, we have not experienced any major difficulties in obtaining commercial quantities of separations media from any of our current suppliers.

WE USE AND GENERATE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO THE IMPROPER HANDLING, STORAGE, RELEASE OR DISPOSAL OF THESE MATERIALS COULD BE TIME-CONSUMING AND EXPENSIVE.

    Our development and manufacture of chromatography separations systems and products involves the controlled storage, use and disposal of hazardous materials and chemicals. Our phage display research and development also involves the controlled storage, use and disposal of chemicals and solvents, as well as biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. If an accident occurs, an injured party could seek to hold us liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSURE.

    We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. We also have liability for products that we manufacture through our Biotage subsidiary. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS AND COLLABORATIONS.

    Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Product revenues from the conduct of international business represented approximately 28% of our total product revenues in 2001. These product revenues are received by us in the local foreign currency. We anticipate that revenues from our international operations will continue to represent a portion of our total revenues. Accordingly, our future results could be harmed by the effect of currency exchange rate fluctuations and by compliance with foreign laws and regulations.

    The laws of foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. In countries where we do not have and/or have not applied for patents on our products, we will be unable to prevent others from developing or selling similar products. In addition, in jurisdictions outside the United States where we have phage display patent rights, we may be unable to prevent unlicensed parties from selling or importing products or technologies derived elsewhere using phage display.

    Until we or our licensees obtain the required regulatory approvals for biopharmaceuticals identified using phage display in any specific foreign country, we or our licensees will be unable to sell these products in that country. International regulatory authorities have imposed numerous and varying regulatory requirements and the approval procedures can involve additional testing. Approval by one regulatory authority does not ensure approval by any other regulatory authority.

WE MAY NOT SUCCEED IN ACQUIRING TECHNOLOGY AND INTEGRATING COMPLEMENTARY BUSINESSES.

    We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

    - the diversion of management's attention from core business concerns;

    - the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

    - the loss of key employees from either our current business or any acquired businesses; and

    - the assumption of significant liabilities of acquired businesses.

    We may be unable to make any future acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by you will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. If we issue debt securities to finance acquisitions, then the debtholders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of intangible assets in connection with future acquisitions. We might also have to recognize significant amounts of goodwill that will have to be tested periodically for impairment. These amounts could be significant, which could harm our operating results.

RISKS RELATING TO OUR SHARES

OUR COMMON STOCK MAY CONTINUE TO HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING VOLUME.

    The market price of our common stock has been highly volatile. Since our initial public offering in August 2000 through March 2002, the price of our common stock on the Nasdaq National Market has ranged between $54.12 and $3.10.

    The market has experienced significant price and volume fluctuations for reasons unrelated to our operating performance.

    Many factors may have a negative effect on the market price of our common stock, including:

    - public announcements by us, our competitors or others;

    - developments concerning proprietary rights, including patents and litigation matters;

    - publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

    - regulatory developments in both the United States and abroad;

    - public concern about the safety or efficacy of new technologies;

    - general market conditions and comments by securities analysts; and

    - quarterly fluctuations in our revenues and financial results.

ANTI-TAKEOVER PROVISIONS IN OUR GOVERNING DOCUMENTS AND UNDER DELAWARE LAW AND OUR SHAREHOLDER RIGHTS PLAN MAY MAKE AN ACQUISITION OF US MORE DIFFICULT.

    We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

    Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward.

    Our shareholder rights plan could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirors.

    Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

    The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, any prospectus supplement or term sheet, and the documents we incorporate by reference may contain forward-looking statements. Generally, the forward-looking statements use words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "opportunity," "plan," "potential," "project," "will" and similar terms.

    Without limiting the foregoing, these forward-looking statements include statements about:

    - our strategic plans;

    - the future of our industry;

    - the scope of our patent coverage;

    - the commencement and completion of research and preclinical studies and clinical trials;

    - the timing of planned regulatory filings;

    - the establishment of corporate collaborations;

    - competitive technologies and activities of competitive companies;

    - anticipated expenses;

    - anticipated sources of future revenues; and

    - our need for additional funds.

    Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this prospectus or the documents we incorporate by reference. Many factors could cause or contribute to these differences, including the factors referred to above under the caption "Risk Factors." The forward-looking events discussed in this prospectus or any documents we incorporate by reference might not occur. Accordingly, you should not place undue reliance on our forward-looking statements.

    You should carefully read this entire prospectus and any prospectus supplements, particularly the section entitled "Risk Factors," before you make an investment decision.

                          DESCRIPTION OF COMMON STOCK

    The following description of our common stock, together with any additional information we include in any applicable prospectus supplements, summarizes the material terms of our common stock. For the complete terms of our common stock, you should refer to our restated certificate of incorporation and our by-laws, both of which are included as exhibits to the registration statement which includes this prospectus. The summary below is also qualified by provisions of applicable law.

    Our authorized common stock currently consists of 50,000,000 shares, par value $0.01 per share. As of March 31, 2002, we had approximately 19,609,490 shares of common stock issued and outstanding and we had approximately 322 stockholders of record.

    Each share of our common stock is entitled to one vote on matters on which our stockholders vote. There are no cumulative voting rights. Holders of our common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. All shares of common stock issued under this prospectus will be, when issued, fully-paid and nonassessable.

    American Stock Transfer & Trust Company is the transfer agent and registrar of our common stock. Its telephone number is (800) 937-5449.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW, OUR CHARTER DOCUMENTS AND OUR SHAREHOLDER
  RIGHTS PLAN

DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 provides that a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder became an interested stockholder unless:

    - prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

    - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    For the purpose of Section 203, subject to specified exceptions, an interested stockholder is defined to include any person who, together with any affiliates or associates of that person, beneficially owns, or owned within the past three years, directly or indirectly, 15% or more of our outstanding voting stock.

CHARTER AND BY-LAW PROVISIONS

    Our restated certificate of incorporation and by-laws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

    - our restated certificate of incorporation classifies the board of directors into three classes with staggered three-year terms;

    - our by-laws include a provision prohibiting stockholder action by written consent;

    - our certificate of incorporation and by-laws permit our board of directors to enlarge the size of the board and fill the vacancies;

    - our restated certificate of incorporation requires the approval of 66 2/3% of the outstanding capital stock to merge us into another entity, sell all or substantially all of our assets, or engage in any other business combination not approved by the board of directors;

    - our restated certificate of incorporation provides our board of directors with the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights of each series without further action by our stockholders;

    - our restated certificate of incorporation provides that some of its provisions may be changed only by an affirmative vote of 66 2/3% of our outstanding capital stock;

    - our by-laws provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention within a specified period in advance and provides us with certain required information;

    - our by-laws provide that special meetings of stockholders may be called only by our president or our board of directors; and

    - our by-laws provide that a stockholder who wishes to bring business before the stockholders at our annual meeting must provide us with advance notice.

SHAREHOLDER RIGHTS PLAN

    We have a shareholder rights plan. The shareholder rights plan will make it more difficult for a third party to acquire us without the consent of our board of directors. Under the plan, each outstanding share of our common stock carries with it a right, which is currently unexercisable, that permits the holder to purchase shares of our common stock at a 50% discount from market value upon the occurrence of specified events, including, unless approved by our board of directors, an acquisition by a person or group of specified levels of beneficial ownership of our common stock or a tender offer for our common stock. In addition, in the event of certain business combinations, the rights permit purchase of the common stock of an acquiror at a 50% discount. The rights are redeemable by us for $0.001 per right and will expire on June 27, 2011. One of the events that will trigger the rights is any person's acquisition of, or commencement of a tender offer for, 15% or more of the outstanding shares of our common stock. Such an acquiring person may not exercise a right under the plan.

                                USE OF PROCEEDS

    Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of common stock offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, acquisitions of new technologies and investments. Additional information on the use of net proceeds from the sale of common stock offered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

                              PLAN OF DISTRIBUTION

    We may sell the shares of common stock offered by us in this prospectus in one or more of the following ways from time to time:

    - directly to purchasers;

    - through agents;

    - through dealers; or

    - through underwriters.

    We and our agents and underwriters may sell the shares of common stock being offered by us in this prospectus from time to time in one or more transactions:

    - at a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent that we designate, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell such securities to the public at varying prices to be determined by such agent at the time of resale.

    If we use underwriters to sell securities, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

    Underwriters may also use dealers to sell securities. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

    Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

    If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to those contracts and the commissions payable for solicitation of the contracts.

    Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

    Our common stock is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market or on the exchange on which our common stock is then listed, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

    The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

                                 LEGAL MATTERS

    Palmer & Dodge LLP, Boston, Massachusetts, will pass upon the validity of the common stock offered by this prospectus for us. Nathaniel S. Gardiner, a partner of Palmer & Dodge LLP, is our corporate secretary.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, as amended by the Form 10-K/A filed with the SEC on April 24, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our web site at http://www.dyax.com. Our website is not part of this prospectus.

    The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the securities covered by this prospectus:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, as amended by the Form 10-K/A filed with the SEC on April 24, 2002;

    - our Proxy Statement on Schedule 14A filed on April 22, 2002; and

    - the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 2, 2000, including any amendment or reports filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 250-5500 or writing us at:

                               Investor Relations
                                   Dyax Corp.
                             300 Technology Square
                         Cambridge, Massachusetts 02139

    You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The table below lists the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the common stock covered by this registration statement. All amounts are estimates except the registration fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
Registration fee............................................      $  1,693
Printing and engraving......................................      $ 60,000
Legal fees and expenses.....................................      $ 50,000
Accounting fees and expenses................................      $ 50,000
Miscellaneous...............................................      $  3,307
                                                                  ========
Total.......................................................      $165,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law allows us to indemnify our directors, officers, employees and agents against actual and reasonable expenses they incur in connection with any action, suit or proceeding brought against them because they are a director, officer, employee or agent. Under Delaware law, we may pay all these expenses, provided that: (1) the person in question acted in good faith and in a manner reasonably believed to be not opposed to our best interests; and (2) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct in question was unlawful. We shall make no indemnification in connection with any proceeding brought on our behalf where the person involved is adjudged to be liable to us, except as may be ordered by a court.

    Article VIII of the our Restated Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify anyone that we have the power to indemnify against any expenses, liabilities or other matters referred to in or covered by that section. This indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Both action in an official capacity and action in another capacity while holding office may be subject to indemnification. A person's right to indemnification does not cease solely because that person ceases to be a director, officer, employee or agent, or because that person dies.

    Article IX of our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director as a director. Notwithstanding that provision, Article IX provides that a director shall be liable to the extent provided by applicable law:

    - for breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith, or acts involving intentional misconduct or a knowing violation of law;

    - pursuant to Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived improper personal benefit.

    Article IX further states that if the Delaware General Corporation Law is amended to allow further limitation of the liability of our directors or officers, then the liability of those directors or officers shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. Article IX also stipulates that no amendment to or repeal of Article IX shall apply to the liability or alleged liability of any director or officer with respect to any acts or omissions occurring prior to such amendment or repeal.

    We carry insurance that covers our directors and officers against some liabilities they may incur when acting in their official capacities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See the Exhibit Index immediately following the signature page hereof.

ITEM 17.  UNDERTAKINGS

    (a) We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) We hereby undertake:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Cambridge, Massachusetts, on April 24, 2002.

                                                       DYAX CORP.

                                                       By:              /s/ HENRY E. BLAIR
                                                            -----------------------------------------
                                                                          Henry E. Blair
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Dyax Corp., hereby severally constitute and appoint Henry E. Blair, Stephen S. Galliker and Nathaniel S. Gardiner, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       President, Chief Executive
                 /s/ HENRY E. BLAIR                      Officer, and Chairman of
     -------------------------------------------         the Board of Directors       April 24, 2002
                   Henry E. Blair                        (Principal Executive
                                                         Officer)

                                                       Executive Vice President of
                                                         Finance and
               /s/ STEPHEN S. GALLIKER                   Administration and Chief
     -------------------------------------------         Financial Officer            April 24, 2002
                 Stephen S. Galliker                     (Principal Financial
                                                         Officer)

                /s/ GREGORY D. PHELPS
     -------------------------------------------       Director                       April 24, 2002
                  Gregory D. Phelps

         /s/ CONSTANTINE E. ANAGNOSTOPOULOS
     -------------------------------------------       Director                       April 24, 2002
           Constantine E. Anagnostopoulos

                /s/ JAMES W. FORDYCE
     -------------------------------------------       Director                       April 24, 2002
                  James W. Fordyce

                /s/ THOMAS L. KEMPNER
     -------------------------------------------       Director                       April 24, 2002
                  Thomas L. Kempner

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                 /s/ HENRY R. LEWIS
     -------------------------------------------       Director                       April 24, 2002
                   Henry R. Lewis

               /s/ JOHN W. LITTLECHILD
     -------------------------------------------       Director                       April 24, 2002
                 John W. Littlechild

                  /s/ ALIX MARDUEL
     -------------------------------------------       Director                       April 24, 2002
                    Alix Marduel

               /s/ DAVID J. MCLACHLAN
     -------------------------------------------       Director                       April 24, 2002
                 David J. McLachlan

                                 EXHIBIT INDEX

EXHIBIT NUMBER          EXHIBIT
--------------          -------
         4.1            Restated Certificate of Incorporation of the Company. Filed
                        as Exhibit 3.1 to the Company's Quarterly Report on Form
                        10-Q (File No. 000-24537) for the quarter ended September
                        30, 2000 and incorporated herein by reference.

         4.2            Certificate of Correction to the Restated Certificate of
                        Incorporation of the Company. Filed as Exhibit 3.4 to the Company's Amended Annual Report on Form 10-K/A (File No.
                        000-24537) for the year ended December 31, 2001 and incorporated herein by reference.

         4.3            Amended and Restated By-laws of the Company. Filed as
                        Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q
                        (File No. 000-24537) for the quarter ended September 30,
                        2000 and incorporated herein by reference.

         4.4 Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No.
                        333-37394) and incorporated herein by reference.

         5.1            Opinion of Palmer & Dodge LLP.

        23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

        23.2            Consent of Palmer & Dodge LLP. Included in its opinion filed as Exhibit 5.1.

        24.1 Power of Attorney. Included on the signature page of this Registration Statement.